Exhibit 99.1

                               VALERO L.P. REPORTS
                           THIRD QUARTER EARNINGS AND
                        ANNOUNCES QUARTERLY DISTRIBUTION


SAN ANTONIO, October 29, 2003 -- Valero L.P. (NYSE: VLI) today announced net income applicable to limited partners of $18.5 million, or $0.82 per unit, for the third quarter of 2003, compared to $13.9 million, or $0.72 per unit, for the third quarter of 2002. For the nine months ended September 30, 2003, net income applicable to limited partners was $47.4 million, or $2.23 per unit, compared to $38.1 million, or $1.98 per unit, for the nine months ended September 30, 2002. Distributable cash flow before the general partner's interest for the third quarter was $24.1 million, compared to $18.0 million for the third quarter of 2002. As of September 30, 2003, the partnership's debt-to-capitalization ratio was 45 percent, which was down from 48.6 percent at the end of the second quarter.

With respect to the quarterly distribution to unitholders for the third quarter of 2003, Valero L.P. today announced that it has declared a distribution of $0.75 per unit payable November 14, 2003 to holders of record as of November 6, 2003.

The increase in net income was primarily attributable to the operations of the South Texas pipeline system and crude oil storage tank assets acquired from Valero Energy in March 2003 and the Southlake refined products pipeline acquired from Valero Energy effective August 1, 2003.

"Including these transactions, we have completed over $400 million in acquisitions this year and are pleased with the incremental earnings and cash flow generated from these assets," said Curt Anastasio, Chief Executive Officer of Valero L.P. "Going forward, we remain focused on integrating these recently acquired assets while continuing to pursue further opportunities to deliver strong distribution growth to our unitholders."

A conference  call with  management  is scheduled for 11:00 a.m. EST (10:00 a.m.
CST) today, October 29, to discuss the financial and operational results for the quarter. Anyone interested in listening to the presentation can call 800/901-5217, ID 63963091, or visit the partnership's web site at www.valerolp.com.




                                     -More-

Valero L.P. owns and operates crude oil and refined product pipelines, refined product terminals and refinery feedstock storage assets primarily in Texas, New Mexico, Colorado, Oklahoma and California. The partnership transports refined products from Valero Energy's refineries to established and growing markets in the Mid-Continent, Southwest and the Texas-Mexico border region of the United States. In addition, its pipelines, terminals and storage facilities primarily support eight of Valero Energy's key refineries with crude oil and other feedstocks as well as provide access to domestic and foreign crude oil sources.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of Valero L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Valero L.P.'s 2002 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

For more information, visit Valero L.P.'s web site at www.valerolp.com..

                                   Valero L.P.
                       Consolidated Financial Information
                           September 30, 2003 and 2002
            (unaudited, in thousands, except unit data, per unit data
                            and barrel information)


                                                                Three Months Ended                     Nine Months Ended
                                                                    September 30,                        September 30,
                                                               2003              2002                 2003             2002
                                                               ----              ----                 ----             ----
 Statement of Income Data (Note 1):
  Revenues                                                  $  51,695        $  32,161            $ 131,053         $  88,215
                                                             --------        ---------            ---------         ---------
  Costs and expenses:
      Operating expenses                                       19,445           10,376               47,441            29,125
      General and administrative expenses                       1,588            1,783                5,102             5,270
      Depreciation and amortization                             7,135            4,157               18,687            12,388
                                                             --------        ---------            ---------         ---------
         Total costs and expenses                              28,168           16,316               71,230            46,783
                                                             --------        ---------              -------           ------
  Operating income                                             23,527           15,845               59,823            41,432
      Equity income from Skelly-Belvieu
        Pipeline Company                                          657              843                1,988             2,365
      Interest expense, net (Note 2)                           (4,504)          (1,738)             (11,617)           (3,090)
                                                              -------          -------             --------           -------
  Income before income tax expense                             19,680           14,950               50,194            40,707
      Income tax expense (Note 3)                                   -                -                    -              (395)
                                                                 ----             ----                 ----             -----
  Net income                                                   19,680           14,950               50,194            40,312
      Net income applicable to general partner
        including incentive distributions (Note 3)             (1,138)          (1,064)              (2,828)           (2,208)
   Net income applicable to limited partners                $  18,542        $  13,886            $  47,366         $  38,104


  Net income per unit applicable to limited
     partners (Note 4)                                       $   0.82         $   0.72             $   2.23          $   1.98
  Weighted average number of limited
     partnership units outstanding (Note 5)                22,477,019       19,253,894           21,256,196        19,249,921
  Earnings before interest, taxes and
     depreciation and amortization (EBITDA, Note 6)         $  31,319        $  20,845            $  80,498         $  56,185
  Distributable cash flow (Note 6)                             24,089           18,003               63,813            50,561


 Operating Data (barrels/day):
     Crude oil pipeline throughput                            385,181          368,988              355,636           347,518
     Refined product pipeline throughput                      432,885          310,604              375,945           292,551
     Refined product terminal throughput                      236,440          177,279              215,925           177,675
     Crude oil tank throughput                                433,921                -              330,192                 -

                                                         September 30,       September 30,       June 30,         December 31,
                                                            2003              2002                 2003             2002
                                                            ----              ----                 ----             ----
 Balance Sheet Data:
     Long-term debt, including current portion (Note       $ 358,095        $ 109,769            $ 365,231         $ 109,658
     2)
     Partners' equity (Note 5)                               437,168          292,973              385,636           293,895

     Debt-to-capitalization ratio                              45.0%            27.3%                48.6%             27.2%

             See accompanying notes on the following page.

                                   Valero L.P.
                 Consolidated Financial Information - Continued
                           September 30, 2003 and 2002


Notes:
     1. Effective September 4, 2003, Valero L.P. acquired a refined product terminal in Paulsboro, New Jersey from ExxonMobil for $14,000,000. Effective August 1, 2003, Valero L.P. acquired from Valero Energy Corporation (Valero Energy) the Southlake refined product pipeline, which transports refined products from Valero Energy's McKee refinery to the Dallas-Forth Worth area, for $30,000,000. Effective March 18, 2003, Valero L.P. and Valero Energy entered into (i) a contribution agreement whereby Valero Energy contributed to Valero Logistics Operations, L.P. (Valero Logistics) certain crude oil and other feedstock storage tank assets in exchange for an aggregate amount of $200,000,000 in cash, and
        (ii) a contribution agreement whereby Valero Energy contributed to Valero Logistics certain refined product pipelines and refined product terminals (referred to as the South Texas Pipelines and Terminals) in exchange for an aggregate amount of $150,000,000 in cash. Effective January 7, 2003, Valero L.P. acquired an asphalt terminal in Pittsburg, California from Telfer Oil Company for $15,100,000. The statement of income for the three months ended September 30, 2003, includes $908,000 of operating income related to the Southlake refined product pipeline and Paulsboro refined product teriminal, $7,336,000 of operating income related to the storage tank assets and the South Texas Pipelines and Terminals and $260,000 of operating income related to the Telfer asphalt terminal. The statement of income for the nine months ended September 30, 2003, includes $908,000 of operating income related to the Southlake refined product pipeline and Paulsboro refined product terminal, $17,709,000 of operating income related to the storage tank assets and the South Texas Pipelines and Terminals for the period from March 19, 2003 through September 30, 2003, and $1,171,000 of operating income related to the Telfer asphalt terminal. Partially offsetting the increase in operating income resulting from the acquisitions is an increase in net interest expense due to additional borrowings to partially fund the 2003 acquisitions.


     2. Interest expense increased for the three months and nine months ended September 30, 2003 as compared to the three months and nine months ended September 30, 2002 primarily due to interest expense related to $250,000,000 of 6.05% senior notes issued on March 18, 2003 and $100,000,000 of 6.875% senior notes issued on July 10, 2002. The proceeds from the 6.875% senior note offering were used to repay borrowings under the variable-rate revolving credit facility. The proceeds from the 6.05% senior notes and $25,000,000 of borrowings under the revolving credit facility were used to fund a portion of the acquisitions discussed in Note 1 and the redemption of common units discussed in Note 5. During the nine months ended September 30, 2003, Valero Logistics entered into various interest rate swaps, which effectively convert $167,500,000 of fixed rate debt to variable rate debt.


     3. Net income for the nine months ended September 30, 2002 includes $650,000 (net of income tax expense of $395,000) related to the Wichita Falls Business for the month ended January 31, 2002. Such net income was allocated entirely to the general partner.


     4. Net income is allocated between limited partners and the general partner's interests. Then such apportioned net income applicable to the limited partners is divided by the weighted average number of limited partnership units outstanding for such class. Net income per unit applicable to limited partners for each of the quarters of 2003 was impacted by the common unit offerings completed in 2003 discussed in
        Note 5. As a result, the net income per unit applicable to limited partners for the year-to-date period does not equal the sum of each quarterly per unit amount.


     5. On August 11, 2003, Valero L.P. closed on a public offering of 1,236,250 common units for total proceeds of $48,239,000, net of underwriter's discount. On March 18, 2003, Valero L.P. redeemed from Valero Energy 3,809,750 common units for $134,065,000 in cash, using a portion of the proceeds from the $250,000,000 senior notes discussed in Note 2. Also on March 18, 2003, Valero L.P. closed on a public offering of 5,750,000 common units for total proceeds of $202,342,000, net of underwriters' discount. On April 16, 2003, Valero L.P. closed on the exercise of a portion of the overallotment option related to the March 2003 public offering by selling 581,000 common units for total proceeds of $20,445,000, net of underwriters' discount. As a result of these common unit transactions, Valero Energy's aggregate ownership interest in Valero L.P. was reduced to 45.8%, including Riverwalk Logistics, L.P.'s 2% general partner interest.

                                   Valero L.P.
                 Consolidated Financial Information - Continued
                           September 30, 2003 and 2002


     6. The following is a reconciliation of income before income tax expense to EBITDA and distributable cash flow (in thousands):

                                                               Three Months Ended                     Nine Months Ended
                                                                   September 30,                        September 30,
                                                             2003              2002                 2003             2002
                                                             ----              ----                 ----             ----

        Income before income tax expense                     $  19,680      $  14,950            $  50,194       $  40,707
          Plus interest expense, net                             4,504          1,738               11,617           3,090
          Plus depreciation and amortization                     7,135          4,157               18,687          12,388
                                                              --------       --------             --------        --------
        EBITDA                                                  31,319         20,845               80,498          56,185

          Less equity income from Skelly-Belvieu
           Pipeline Company                                       (657)          (843)              (1,988)         (2,365)
          Less interest expense, net                            (4,504)        (1,738)             (11,617)         (3,090)
          Less reliability capital expenditures                 (2,664)        (1,304)              (5,302)         (2,834)
          Plus distributions from Skelly-Belvieu
           Pipeline Company                                        595          1,043                2,222           2,665
                                                              --------       --------             --------        --------
        Distributable cash flow                              $  24,089      $  18,003            $  63,813       $  50,561
                                                              ========       ========             ========        ========

